UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2015

THE CHILDREN’S PLACE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

500 Plaza Drive, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 22, 2015, The Children’s Place, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Macellum SPV II, LP, Barington Companies Equity Partners, L.P., Jonathan Duskin, James A. Mitarotonda, certain of their affiliates listed on Schedule A of the Agreement (collectively, “Macellum and Barington”), and Robert L. Mettler, solely with regard to the confidentiality obligations contained in Section 5 of the Agreement. Macellum and Barington are the beneficial owners of approximately 2.1% of the common stock, par value $0.10 per share (the “Common Stock”), of the Company. The Agreement provides that: (i) if each of the Company’s nominees for election to the Board of Directors (the “Board”) is elected at the 2015 Annual Meeting of Stockholders held on May 22, 2015 (the “2015 Annual Meeting”), then promptly following the 2015 Annual Meeting, the Board will take all necessary action to increase the size of the Board by one member and will appoint Robert L. Mettler as a Class II director to fill the vacancy so created, (ii) Macellum and Barington will withdraw their director nominations submitted to the Company in connection with the 2015 Annual Meeting, and will cease all solicitation efforts in connection with the 2015 Annual Meeting, (iii) promptly following the 2015 Annual Meeting, the Nominating and Corporate Governance Committee of the Board, on the one hand, and Macellum and Barington, on the other hand, will use their respective commercially reasonable best efforts to identify and appoint to the Board, as promptly as reasonably practicable, and in any event within 120 days of May 22, 2015, an additional independent director (to serve as a Class II director), which additional director is to be mutually acceptable to each of the Company, Macellum Advisors GP, LLC and Barington Companies Equity Partners, L.P., and (iv) the Company will reimburse Macellum and Barington for their out-of-pocket costs, fees and expenses incurred and paid by Macellum and Barington in connection with their proxy solicitation activities in connection with the 2015 Annual Meeting in an amount not to exceed $500,000.

The Agreement also includes certain other customary covenants, representations and warranties by the Company, Macellum and Barington. The description of the Agreement contained herein is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item	5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 26, 2015, pursuant to terms of the Agreement described in Item 1.01 above, Robert L. Mettler was appointed as a Class II director of the Board to serve in such capacity until the annual meeting of stockholders of the Company to be held in 2017. Prior to such appointment, Mr. Mettler was nominated for election to the Board at the 2015 Annual Meeting by Macellum and Barington, which nomination was later withdrawn by Macellum and Barington pursuant to the Agreement. There is no arrangement or understanding between Mr. Mettler and the Company, and to the knowledge of the Company, there is no other arrangement or understanding between Mr. Mettler and any other person, pursuant to which Mr. Mettler was appointed as a director of the Company.

Mr. Mettler will be eligible to participate in all independent director compensation plans and arrangements available to the Company’s other independent directors. Accordingly, on the date of his appointment as a director, Mr. Mettler was granted time-based restricted stock units under the Company’s 2011 Equity Incentive Plan (the “Plan”) representing 1,039 shares of the Company’s Common Stock, which shares are deliverable to Mr. Mettler on the first anniversary of the date of grant, subject to the terms and conditions of the Plan.

Mr. Mettler is 74 years old and was President of Special Projects at Macy’s from February 2008 until his retirement in January 2009. Mr. Mettler previously served as Chairman and Chief Executive Officer of Macy’s West from 2000 to 2002. Prior to joining Macy’s, Mr. Mettler held various executive positions in the retail industry, including President of Merchandising – Full Line Stores of Sears, Roebuck and Co. from 1996 to 2000, President of Apparel and Home Fashions of Sears from 1993 to 1996, and President and Chief Executive Officer of Robinson’s May Company from 1987 to 1993. Mr. Mettler has served as a director of Barington/Hilco Acquisition Corp. since September 2014. Mr. Mettler was also a member of the board of directors of Stein Mart, Inc. from 2009 until 2013, a member of the board of directors of Quiksilver, Inc. from 2010 until 2014, and a member of the board of directors of The Jones Group, Inc. from 2009 until 2014. Mr. Mettler holds a Bachelor of Arts degree in Economics from the University of Virginia.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the 2015 Annual Meeting, the Company’s stockholders elected each of the Company’s three nominees for Class III director for a two-year term expiring in 2017, ratified the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016, and approved, on an advisory, non-binding basis, the compensation of the Company’s named executive officers as described in the Company’s Proxy Statement for the 2015 Annual Meeting.

The final results of the voting were as follows:

	For	Against	Abstentions
Election of Class III Directors
Norman Matthews	4,156,379	8,826	322,374
Kenneth Reiss	19,147,076	5,806	3,658
Stanley W. Reynolds	4,132,806	6,338	348,435

Ratification of the Appointment Of Independent Registered Public Accounting Firm	19,083,823	63,400	9,317

Compensation Paid to Named Executive Officers	17,915,069	895,356	346,115

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 Agreement dated May 22, 2015 by and among The Children’s Place, Inc., Macellum SPV II, LP, Barington Companies Equity Partners, L.P., Jonathan Duskin, James A. Mitarotonda, certain of their affiliates listed on Schedule A to the Agreement, and Robert L. Mettler.

* * *

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2015

THE CHILDREN’S PLACE, INC.

By:	/s/ Michael Scarpa
Name:	Michael Scarpa
Title:	Chief Operating Officer